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                                                   April 9, 1999

SFX Entertainment, Inc.
650 Madison Avenue, 16th Floor
New York, New York 10022

         Re: Registration Statement on Form S-3

Gentlemen:

         As counsel to SFX Entertainment, Inc., a Delaware corporation (the "Company"), we have assisted in the preparation of the Company's Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), covering 118,000 shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), which may be distributed, sold or otherwise transferred from time to time by and for the account of the holders thereof (the "Selling Stockholders"). Such Class A Common Stock was issued pursuant to the acquisition of Integrated Sports International (the "ISI Acquisition") or will be issued pursuant to outstanding employee stock option agreements (the "Options").

         In this connection, we have examined and considered the original or copies, certified or otherwise identified to our satisfaction, of the Company's Amended and Restated Certificate of Incorporation, as amended to date, its by-laws, as amended to date, resolutions of its Board of Directors, and such other documents and corporate records relating to the Company and the issuance and sale of the Class A Common Stock as we have deemed appropriate for purposes of rendering this opinion.

         In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostat or other copies. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.


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         Based upon the foregoing examination, and the information thus supplied, it is our opinion that:

         (1) The shares of Class A Common Stock issued pursuant to the ISI Acquisition have been validly issued, fully paid and non-assessable.

         (2) The shares of Class A Common Stock which may be issued from time to time upon the exercise of the Options have been duly and validly authorized, and upon payment of the exercise price in accordance with the applicable Option agreement, and assuming no change in the applicable law or facts, will be legally issued, fully paid and non-assessable.

         We hereby expressly consent to the reference to our Firm in the Registration Statement under the Prospectus caption "Legal Matters," to the inclusion of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion with any other appropriate government agency. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                          Very truly yours,



                                          BAKER & McKENZIE